Exhibit 4.1

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock as of December 31, 2022. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, the certificates of designation for our preferred stock and our bylaws, which have been filed as exhibits to this annual report.

As of December 31, 2022, our authorized capital stock consisted of 7,500,000,000 shares of common stock, $0.001 par value and 1,000,000,000 shares of preferred stock, $0.001 par value, of which 4 shares have been designated as series A preferred stock, 3,000,000 shares have been designated as series B preferred stock, 500 shares have been designation as series C preferred stock, 1,000,000 shares have been designated as series E preferred stock, 800,000 shares have been designated as series F-1 preferred stock, 500,000,000 shares have been designated as series I preferred stock, 10,000,000 shares have been designated as series J preferred stock, 10,937,500 shares have been designated as series K preferred stock, 100,000,000 shares have been designated as series L preferred stock, 3,000,000 shares have been designated as series N senior convertible preferred stock, 5,000 shares have been designated as series R preferred stock and 5,000,000 shares have been designated as series X senior convertible preferred stock.

As of December 31, 2022, there were issued and outstanding 789,796,735 shares of common stock, 1 share of series A preferred stock, 2,131,328 shares of series B preferred stock, 122 shares of series C preferred stock, 150,750 shares of series E preferred stock, 35,752 shares of series F-1 preferred stock, 14,885,000 shares of series I preferred stock, 1,713,584 shares of series J preferred stock, 8,200,562 shares of series K preferred stock, 319,493 shares of series L preferred stock, 868,056 shares of series N senior convertible preferred stock, 165 shares of series R preferred stock and 375,000 shares of series X senior convertible preferred stock

Common Stock

The holders of our common stock are entitled to one (1) vote for each share held of record on all matters submitted to a vote of the stockholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our board to issue up to 1,000,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

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As noted above, we have designated multiple series of preferred stock. The following is a description of the rights and preferences of each series of preferred stock.

Series A Preferred Stock

Each share of series A preferred stock is entitled to a number of votes and converts to a number of shares equal to the sum of all shares of common stock and series B preferred stock issued and outstanding, divided by the number shares of series A preferred stock held. Holders of series A preferred stock do not have any dividend, liquidation or redemption rights.

Series B Preferred Stock

Each share of series B preferred stock is entitled to one (1) vote on all matters submitted to a vote of stockholders. Each share of series B preferred stock is convertible into two (2) shares of common stock (subject to adjustment for forward stock splits but not reverse stock splits). Holders of series B preferred stock do not have any dividend, liquidation or redemption rights.

Series C Preferred Stock

Each share of series C preferred stock is entitled to one (1) vote on all matters submitted to a vote of stockholders. Each share of series C preferred stock is convertible into 100,000 shares of common stock (subject to adjustment for forward stock splits but not reverse stock splits). If the Company lists on an exchange, it has the right to repurchase these shares at a purchase price of $50,000 per share. Holders of series C preferred stock do not have any dividend, liquidation or redemption rights.

Series E Preferred Stock

Each share of series E preferred stock is entitled to one (1) vote on all matters submitted to a vote of stockholders. Each share of series E preferred stock is convertible into two (2) shares of common stock. Holders of series E preferred stock do not have any dividend, liquidation or redemption rights.

Series F-1 Preferred Stock

Each share of series F-1 preferred stock is convertible into two (2) shares of common stock. Holders of series F-1 preferred stock do not have any voting, dividend, liquidation or redemption rights.

Series I Preferred Stock

Each share of series I preferred stock is entitled to five (5) votes on all matters submitted to a vote of stockholders. Each share of series I preferred stock is convertible into two (2) shares of common stock. Holders of series I preferred stock do not have any dividend, liquidation or redemption rights.

Series J Preferred Stock

Each share of series J preferred stock is entitled to one (1) vote on all matters submitted to a vote of stockholders. Each share of series J preferred stock is convertible into two (2) shares of common stock. Holders of series J preferred stock do not have any dividend, liquidation or redemption rights.

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Series K Preferred Stock

Each share of series K preferred stock is entitled to one (1) vote on all matters submitted to a vote of stockholders. Each share of series K preferred stock is convertible into 1.25 shares of common stock. Holders of series K preferred stock do not have any dividend, liquidation or redemption rights.

Series L Preferred Stock

Each share of series L preferred stock is entitled to one (1) vote on all matters submitted to a vote of stockholders. Each share of series L preferred stock is convertible into two (2) shares of common stock. Holders of series L preferred stock do not have any dividend, liquidation or redemption rights.

Series N Senior Convertible Preferred Stock

Ranking. The series N senior convertible preferred stock ranks, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common stock and each other class or series that is not expressly made senior to or on parity with the series N senior convertible preferred stock; (ii) on parity with each class or series that is not expressly subordinated or made senior to the series N senior convertible preferred stock; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each class or series that is expressly made senior to the series N senior convertible preferred stock.

Dividend Rights. Holders of series N senior convertible preferred stock are entitled to dividends at a rate per annum of 12.0% of the stated value ($4.00 per share); provided that upon an event of default (as defined in the certificate of designation for the series N senior convertible preferred stock), such rate shall increase by 8% per annum. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common stock at our discretion. Dividends payable in common stock shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common stock on our principal trading market, or the VWAP, during the five (5) trading days immediately prior to the applicable dividend payment date.

Liquidation Rights. Subject to the rights of our creditors and the holders of any senior securities or parity securities (in each case, as defined in the certificate of designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of junior securities (as defined in the certificate of designation), including our common stock, each holder of outstanding series N senior convertible preferred stock shall be entitled to receive an amount of cash equal to 115% of the stated value of $4.00 per share, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders.

Voting Rights. Holders of series N senior convertible preferred stock do not have any voting rights; provided that, so long as any shares of series N senior convertible preferred stock are outstanding, the affirmative vote of holders of a majority of the series N senior convertible preferred stock, which majority must include SILAC Insurance Company so long as it holds any shares of series N senior convertible preferred stock, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation or prior to our (or Nova’s) creation or issuance of any parity securities or new indebtedness (as defined in the certificate of designation); provided that the foregoing shall not apply to any financing transaction the use of proceeds of which we will use to redeem the series N senior convertible preferred stock and the warrants issued in connection therewith. In addition, the affirmative vote of holders of 66% of the series N senior convertible preferred stock, voting as a separate class, is required prior to our (or Nova’s) creation or issuance of any senior securities.

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Conversion Rights. Each shares of series N senior convertible preferred stock, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of common stock determined by dividing the stated value ($4.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by a conversion price of $0.012 per share (subject to standard adjustments in the event of any stock splits, stock combinations, stock reclassifications, dividends paid in common stock, sales of substantially all of our assets, mergers, consolidations or similar transactions); provided that in no event shall the holder of any series N senior convertible preferred stock be entitled to convert any number of shares that upon conversion the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates and (ii) the number of shares of common stock issuable upon the conversion of the series N senior convertible preferred stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common stock. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption Rights. We may redeem the series N senior convertible preferred stock at any time by paying in cash therefore a sum equal to 115% of the stated value of $4.00 per share, plus the amount of accrued and unpaid dividends and any other amounts due pursuant to the terms of the certificate of designation. We are also required to redeem all outstanding shares of series N senior convertible preferred stock on the same terms on May 28, 2024. In addition, any holder may require us to redeem its shares if we raise at least $5,000,000 or our common stock is trading on Nasdaq or the New York Stock Exchange.

Series R Preferred Stock

Each share of series R preferred stock is entitled to one (1) vote on all matters submitted to a vote of stockholders. Each share of series B preferred stock is convertible into one (1) shares of common stock (subject to adjustment for forward stock splits but not reverse stock splits). Holders of series R preferred stock do not have any dividend, liquidation or redemption rights.

Series X Senior Convertible Preferred Stock

Ranking. The series X senior convertible preferred stock ranks, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common stock and each other class or series that is not expressly made senior to or on parity with the series X senior convertible preferred stock; (ii) on parity with each class or series that is not expressly subordinated or made senior to the series X senior convertible preferred stock; and (iii) junior to the series N senior convertible preferred stock, all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each class or series that is expressly made senior to the series X senior convertible preferred stock.

Dividend Rights. Holders of series X senior convertible preferred stock are entitled to dividends at a rate per annum of 10.0% of the stated value ($4.00 per share); provided that upon an event of default (as defined in the certificate of designation for the series X senior convertible preferred stock), such rate shall increase by 5% per annum. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date.

Liquidation Rights. Subject to the rights of our creditors and the holders of any senior securities, including the series N senior convertible preferred stock, or parity securities (in each case, as defined in the certificate of designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of junior securities (as defined in the certificate of designation), including our common stock, each holder of outstanding series N senior convertible preferred stock shall be entitled to receive an amount of cash equal to 100% of the stated value of $4.00 per share, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders.

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Voting Rights. Holders of series X senior convertible preferred stock do not have any voting rights; provided that, so long as any shares of series X senior convertible preferred stock are outstanding, the affirmative vote of holders of a majority of the series X senior convertible preferred stock, which majority must include Leonite Capital LLC so long as it holds any shares of series X senior convertible preferred stock, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation or prior to our creation or issuance of any parity securities or new indebtedness (as defined in the certificate of designation); provided that the foregoing shall not apply to any financing transaction the use of proceeds of which we will use to redeem the series X senior convertible preferred stock and the warrants issued in connection therewith. In addition, the affirmative vote of holders of 66% of the series X senior convertible preferred stock, voting as a separate class, is required prior to our creation or issuance of any senior securities.

Conversion Rights. Each shares of series X senior convertible preferred stock, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of common stock determined by dividing the stated value ($4.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by a conversion price equal to the lower of (i) the lowest VWAP during the five (5) trading days immediately prior to the applicable conversion date and (ii) the price per share paid in any subsequent financing, which we refer to as the fixed price. Upon completion of this offering, the fixed price shall be reset to the price per share paid in this offering. The fixed price is subject to standard adjustments in the event of any stock splits, stock combinations, stock reclassifications, dividends paid in common stock, sales of substantially all of our assets, mergers, consolidations or similar transactions, as well as a price based antidilution adjustment, pursuant to which, subject to certain exceptions, if we issue common stock at a price lower than the fixed price, the fixed price shall decrease to such lower price. Notwithstanding the foregoing, in no event shall the holder of any series X senior convertible preferred stock be entitled to convert any number of shares that upon conversion the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates and (ii) the number of shares of common stock issuable upon the conversion of the series X senior convertible preferred stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common stock. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption Rights. Commencing on September 22, 2023, any holder may require us to redeem its shares by our payment in cash therefore of a sum equal to 100% of the stated value of $4.00 per share, plus the amount of accrued and unpaid dividends and any other amounts due pursuant to the terms of the certificate of designation; provided that in the event that we complete this offering prior to the redemption date, then such redemption payment will be made in twelve equal monthly installments commencing six months following completion of this offering.

Warrants

On May 31, 2021, we issued a five-year warrant to SILAC Insurance Company for the purchase of 231,481,466 shares of common stock at an exercise price of $0.015. The exercise price is subject to standard adjustments, including a full ratchet antidilution adjustment, and the warrants may be exercised on a cashless basis if the market price of our common stock is greater than the exercise price and the underlying warrant shares are not then registered or otherwise freely tradeable. The antidilution provision of these warrants is a so-called “exploding” full ratchet antidilution provision because if we issue shares (except in certain defined scenarios) at a price below the then current exercise price, the exercise price would be re-set to such new price and the number of shares underlying the warrants would be increased in the same proportion as the exercise price decrease. If the public offering price is less than $0.015 per share, the exercise price of these warrants will be reduced to such public offering price and the number of shares underlying these warrants will be increased. This adjustment would occur at the closing of this offering.

In connection with the consolidated senior secured convertible promissory note issued to Leonite Capital LLC described below, and in connection with promissory notes previously issued to Leonite Capital LLC, we have issued warrants to Leonite Capital LLC for a number of shares of common stock equal to two hundred percent (200%) of the number of shares of common stock that would be issued upon full conversion of such notes. We currently estimate that such number of shares is 7,631,368,002. These warrants have exercise prices ranging from $0.002 to $0.04 and expire at various dates ranging from September 22, 2024 to April 15, 2028. The exercise prices are subject to standard adjustments, including a full ratchet antidilution adjustment, and the warrants may be exercised on a cashless basis if the market price of our common stock is greater than the exercise price and the underlying warrant shares are not then registered or otherwise freely tradeable. The antidilution provision of these warrants is a so-called “exploding” full ratchet antidilution provision because if we issue shares (except in certain defined scenarios) at a price below the then current exercise price, the exercise price would be re-set to such new price and the number of shares underlying the warrants would be increased in the same proportion as the exercise price decrease. If the public offering price is less than the current exercise price, the exercise price of these warrants will be reduced to such public offering price and the number of shares underlying these warrants will be increased. This adjustment would occur at the closing of this offering.

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All of these warrants contains an ownership limitation, such that we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to the issuance of common stock upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon exercise of such warrant. This limitation may be waived by the holder upon not less than sixty-one (61) days’ prior notice to us.

Convertible Promissory Notes

On September 22, 2022, we issued a consolidated senior secured convertible promissory note in the principal amount of $2,600,000 to Leonite Capital LLC. Leonite Capital LLC subsequently advanced additional funds under this note with principal amounts of $68,667 on each of November 4, 2022, November 28, 2022 and December 21, 2022, and also advanced $88,667 on January 24, 2023. Each advance matures one year from the date of issuance; provided that such maturity date shall be extended to the date that is eighteen months from the closing of this offering if such offering is completed prior to the maturity date. The note bears interest at a rate of 10% per annum; provided that upon an event of default (as defined in the note), such rate shall increase to the lesser of 15% or the maximum legal rate. The holder of the note may, in its sole discretion, elect to convert any outstanding and unpaid principal portion of the note and any accrued but unpaid interest on such portion into our common stock at a conversion price equal to the lower of (i) the lowest VWAP during the five (5) trading days immediately prior to the applicable conversion date and (ii) the price per share paid in any subsequent financing, with such fixed price being subject to standard adjustments, including a price-based antidilution adjustment in the event that we issue securities at a lower price than such fixed conversion price (subject to certain exceptions).

On February 9, 2021 and April 26, 2021, we issued convertible promissory notes in the principal amounts of $103,500 and $153,500, respectively, to Power Up Lending Group Ltd. These notes matured on the first anniversary of the date of issuance and accrue interest at a rate of 6% per annum; provided that any amount of principal or interest which is not paid within one (1) year after the maturity date shall bear interest at a rate of 22% per annum. The holder of the notes may, in its sole discretion, elect to convert any outstanding principal and accrued but unpaid interest into our common stock at a conversion price equal to 62% of the average of the two (2) lowest closing prices of our common stock during the fifteen (15) trading days prior to the conversion date.

On September 3, 2020, we issued a senior secured convertible promissory note in the principal amount of up to $200,000 to GHS Investments, LLC, which amount was advanced in tranches of $67,000, $66,500 and $66,500 on each of September 3, 2020, November 2, 2020 and December 29, 2020. This note matured on June 3, 2021 and bore interest at a rate of 10% per annum, which was increased to 18% on the maturity date. The holder of the note may, in its sole discretion, elect to convert any outstanding principal and accrued but unpaid interest into our common stock at a conversion price equal to the lower of $0.1100 or the closing price of our common stock on the day prior to such conversion. In addition, this note shall automatically convert into our common stock on the date that our common stock commences trading on Nasdaq at a conversion price equal to 90% of the public offering price for this offering.

On January 24, 2017, we issued a convertible promissory note in the principal amount of up to $250,000 to Greentree Financial Group, Inc., of which $55,000 remains outstanding. This note matured on January 24, 2018 and bore interest at a rate of 15% per annum, which was increased to 20% following the maturity date. The holder of the note may, in its sole discretion, elect to convert any outstanding principal and accrued but unpaid interest into our common stock at a conversion price equal to the lower of $0.25 or 50% of the lowest closing price of our common stock for the five (5) trading days immediately prior to such conversion date.

On September 12, 2016, we issued a convertible promissory note in the principal amount of $80,000 to Greentree Financial Group, Inc., of which $50,080 remains outstanding. This note matured on September 12, 2016 and bore interest at a rate of 10% per annum, which was increased to 20% following the maturity date. The holder of the note may, in its sole discretion, elect to convert any outstanding principal and accrued but unpaid interest into our common stock at a conversion price equal to the lower of $0.03 or 50% of the lowest closing price of our common stock for the five (5) trading days immediately prior to such conversion date.

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All of the foregoing notes contain an ownership limitation, which provides that we shall not effect any conversion, and the holder shall not have the right to convert any portion of a note, to the extent that after giving effect to the issuance of common stock upon conversion of the note, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon conversion of the note. This limitation may be waived, up to a maximum of 9.99%, by the holder upon not less than sixty-one (61) days’ prior notice to us; provided that the notes issued to Power Up Lending Group Ltd. do not provide for such a waiver.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval, subject to Nasdaq’s rules. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 1,000,000,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to Nasdaq’s rules, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

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Cumulative Voting

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Nevada Anti-Takeover Statutes

Business Combination Statute

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of the Nevada Revised Statutes. In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the combination is later approved by a majority of the voting power held by disinterested stockholders; or (d) if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, or (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” or any affiliate or associate of an interested stockholder having: (a) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, and (c) more than 10% of the earning power or net income of the corporation.

An “interested stockholder” is generally defined to mean a beneficial owner of at least 10% of the outstanding voting power or an affiliate or associate of the corporation that has been a 10% beneficial owner within the preceding 2 years. The statutes could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Acquisition of Controlling Interest Statute

Nevada’s Acquisition of Controlling Interest Statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, which conduct business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the acquisition of controlling interest statutes will not apply to us.

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Nevada’s Acquisition of Controlling Interest Statute, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The statute specifies three thresholds that constitute a controlling interest: (a) at least one-fifth but less than one-third; (b) at least one-third but less than a majority; and (c) a majority or more, of the outstanding voting power. Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction exceeding the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

In the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the Nevada Revised Statutes.

Transfer Agent and Registrar

The transfer agent for our common stock is Transfer Online, Inc. The transfer agent’s address is 512 SE Salmon Street, Portland, Oregon 97214 and its telephone number is 503-227-2950.

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